CONTRACT FOR PURCHASE AND
SALE OF REAL PROPERTY

This Contract for the Purchase and Sale of Real Property (the “Agreement”) is made by and between Mayflower Vehicle Systems, LLC, a Delaware limited liability company (“Seller”), and Warren Distribution, Inc., a Nebraska corporation (“Buyer”), on the date of final signature, as indicted below (the “Effective Date”). The Property shall be free and clear of any and all personal property, equipment, machinery, debris, or other items notwithstanding fixtures, whether belonging to Seller or other, prior to Buyer’s purchase.

RECITALS

Whereas, the Seller wants to sell and the Buyer wants to buy the real property described herein based on the conditions and limitations as expressed herein;

Now, therefore, for the consideration set forth below, the Seller and Buyer, intending to be legally bound, set forth as follows:

1.	PROPERTY

A.
The Buyer agrees to buy and the Seller agrees to sell and convey, on the terms hereinafter provided, certain real property located at 60581 State Route #7, Shadyside, Ohio, comprised of Belmont County tax parcels 17-01993.000; 17-01994.000 and 17-01995.000, all as more particularly described on Exhibit A attached hereto, together with all easements, tenements, hereditaments and appurtenant rights pertaining thereto together (the “Property”) excepting therefrom however, all of its undivided interest in the oil, gas, constituents and other minerals in, under, and that may be produced from the Property at all depths including but not limited to its rights under that certain oil and gas lease dated November 21, 2013 with Gulfport Energy Corporation (“OG Lease”), attached hereto as Exhibit B.

2.	PURCHASE

A.
Purchase Price. The purchase price (the “Purchase Price”) shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00) payable by cash or wire transfer of immediately available funds at closing of the purchase and sale described herein, which shall be after September 30, 2017 but prior to October 30, 2017 or such earlier date agreed to by Buyer and Seller (the “Closing”).

B.
Earnest Money. Within 5 business days following the execution of this Agreement, Buyer shall pay to Coventry Title Agency, Inc. (“Title Agent”) One Hundred Thousand Dollars ($100,000.00) as earnest money (the “Earnest Money”) hereunder. If Buyer exercises its right to terminate this Agreement pursuant to the provisions of Section 3, the Earnest Money shall be paid to Buyer. At Closing, all Earnest Money will be applied to the Purchase Price set forth in this Section 2.

C.
Information. Within ten (10) days of the Effective Date, Seller agrees to deliver to Buyer all information in Seller’s possession or control relating to the leasing, operating, maintenance, repair, zoning, platting, engineering, soil tests, water tests, environmental tests, construction (including the certificate of occupancy for the Property), and the like regarding the Property.

3.	INSPECTION

A.
Buyer’s Inspections. For seventy-five (75) days following the Effective Date of this Agreement (the “Contingency Period”), Buyer has the right, at its own expense, to conduct any sampling, including soil, groundwater or surface water sampling, survey, environmental study, topography study, structural inspection, termite inspection or any other evaluation of the real property or structures as Buyer, in Buyer’s sole discretion, may elect to conduct; Buyer’s right to conduct the foregoing may be exercised by engineers, surveyors, consultants, inspectors or other examiners. All such inspections and studies shall be upon reasonable advance notice, subject to Seller’s consent, which shall not be unreasonably withheld, and conducted in a fashion that does not unreasonably disturb the Property or Seller’s operations. Buyer’s entry upon the Property shall be made in strict accordance with and adherence to Seller’s reasonable conditions, as well as Seller’s reasonable confidentiality and security procedures. All such activities performed by or for Buyer shall be non-destructive to the Property. Buyer shall promptly restore the Property to its condition existing immediately prior to any inspection. Buyer shall keep the Property free from all liens and claims arising out of any such entry by Buyer, or persons employed by Buyer, and shall indemnify, defend and hold harmless Seller from and against liens or other claims which may arise as a result of such entry onto the Property.

B.
Inspection Satisfaction. If Buyer is not, in good faith, satisfied with the condition of the Property as disclosed by any inspection thereof, Buyer at its sole discretion must either (i) elect to proceed with this Agreement and purchase the Property as contemplated herein; or (ii) terminate this Agreement whereby this Agreement shall terminate and become null and void and the Earnest Money shall be returned to Buyer. Failure to give Seller written notice shall be deemed Buyer’s election to proceed with this Agreement and purchase the Property. Provided, however, that prior to the expiration of the Contingency Period, Buyer may deliver to Seller a written request that the Seller remedy any unsatisfactory conditions. In the event that Buyer and Seller do not reach agreement regarding remedying the unsatisfactory conditions prior to the expiration of the Contingency Period, then Buyer shall have the right to elect to proceed or terminate this Agreement as set forth above.

4.TITLE INSURANCE, SURVEY AND CLOSING COSTS

A.
Title Insurance. Within 5 business days following the Effective Date of this Agreement, Seller shall order from Title Agent a Commitment for Title Insurance (“Commitment”), which Commitment shall be for an ALTA extended coverage owner’s title insurance policy (the “Owner’s Policy”) on the Property to Buyer. The Commitment shall be in the amount of the Purchase Price, shall show Seller as owner of fee simple title to the Property, and it shall obligate the title insurer to issue coverage to Buyer promptly upon closing Owner’s Policy. In addition to the Commitment, Title Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Commitment, as well as copies of all vesting documents. If such Commitment contains any title exceptions which are not acceptable to Buyer, in its sole discretion, then Buyer may notify Seller of any unacceptable exceptions to which it objects within twenty (20) days of receipt of the Commitment. If Buyer fails to so notify Seller of any unacceptable exceptions to which it objects within such twenty (20) day period, then all exceptions set forth in Schedule B of the Commitment shall be deemed accepted by Buyer and shall constitute “Permitted Exceptions.” Buyer acknowledges that Seller is not transferring its ownership interest in the OG Lease attached hereto as Exhibit B and subject to the terms of Section 14C, Buyer agrees that the OG Lease is a Permitted Exception. If Buyer timely notifies Seller of any unacceptable exceptions to title within the above stated time frame, Seller, in Seller’s sole discretion, shall have twenty (20) days from the date Seller receives notice of such unacceptable exceptions to remove or cure such exceptions. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable exceptions. If Seller fails to give written notice to Buyer that it will attempt to cure such unacceptable exceptions or refuses to cure said unacceptable exceptions within the time period above provided, Buyer may (a) terminate this Agreement within ten (10) days after Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable exceptions and the Earnest Money shall be returned to Buyer, or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such exceptions and accept title subject thereto. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing, all mortgages, deeds of trust and other monetary liens against the Property. Buyer will be responsible for the cost of said title commitment and title policy.

B.
Survey. Seller shall cause, at Seller’s sole cost and expense, a certified ALTA/ACSM Land Title Survey of the Property (the “Survey”) to be completed by a surveyor licensed in the State of Ohio and delivered to Title Agent and Buyer within thirty (30) days of the date of this Agreement, whereupon the legal description of the Survey shall control over the legal description in Exhibit A attached hereto to the extent they may be inconsistent. The Survey shall meet the Minimum Standard Requirements for ALTA/ACSM Land Title Surveys. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

C.
Exceptions. If the Survey reveals any exceptions to title or any matters affecting the Property which are not acceptable to Buyer (“Survey Exceptions”), Buyer may notify Seller of such Survey Exceptions within twenty (20) days after Buyer’s receipt of the Survey (the “Survey Notice”), whereupon Seller may, at Seller’s option, cure any disapproved Survey Exceptions. If Seller fails to cure any Survey Exceptions referenced in the Survey Notice within the Contingency Period, Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller. In the event Buyer fails to notify Seller of any Survey Exceptions, Buyer shall be deemed to have accepted the Survey and any matters set forth thereon shall be considered Permitted Exceptions.

D.
Closing Costs. Seller shall be responsible for any documentary stamps, surtax, or transfer taxes and any escrow or recording fees. If Seller or Buyer elect to utilize a broker, each party is individually responsible for any and all broker costs. Any additional costs associated with closing not mentioned herein shall be split in the normal and customary way for properties of this type located in the local market.

5.EASEMENTS, ACCESS RIGHTS

A.
Buyer and Seller shall cooperate to secure any and all easements, rights of way, consents, amendments, variances, permits and or approvals from third parties as are necessary in order to permit Buyer to have ingress and egress to and full use and enjoyment of the Property in the manner and for the purposes contemplated by Buyer.

6.TAX PRORATIONS, PRORATIONS RISK OF LOSS

A.
Taxes. All real property taxes and assessments (the “Taxes”) (including penalties thereon) which are delinquent shall be paid at Closing out of funds due Seller. Any non-delinquent Taxes, as determined on the date of Closing, are to be prorated between the Seller and Buyer as of midnight on the date of Closing, any special assessments that have been incurred upon the Property shall also be prorated as of the date of Closing.

B.	Utilities. All water, sewer and utility charges shall be prorated as of the date of Closing.

C.
Risk of Loss. Prior to Closing, any risk of loss is borne 100% by the Seller, after the Closing, any risk of loss is borne 100% by the Buyer. As such, if Seller shall be unable to complete Closing due to loss or damage to the Property from fire, wind, flood or other peril or act of god, this Agreement shall be terminated and Seller shall not be held in default of said Agreement and Buyer shall not be entitled to any insurance or other benefits related to the loss.

7.CLOSING AND POSSESSION, DEED

A.
Deed. The Property deed shall be delivered and possession thereof taken by Buyer at Closing. Seller shall convey fee simple title to Buyer by Limited Warranty Deed (the “Deed”), and Buyer shall accept fee simple title to the Property in accordance with the terms of this Agreement, subject only to the Permitted Exceptions.

B.
Contingent Obligations. In addition to the satisfaction or waiver of the Contingencies, Buyer’s obligations under this Agreement are subject to and contingent upon the occurrence of the following on or before the date of Closing: (a) all of Seller’s representations and warranties hereunder shall be true and correct in all material respects as of the date of Closing; (b) no moratorium, statute, order, regulation, ordinance or judgment of any court or governmental agency shall have been enacted, adopted, issued or initiated that would materially and adversely affect the Property or Buyer’s use thereof as contemplated herein; and (c) the parties shall have delivered all other documents and other deliverables listed in Sections 8 and 9 hereof.

8.SELLER’S OBLIGATIONS AT CLOSING

At Closing, Seller shall do the following:

A.	Execute, acknowledge, and deliver to Buyer the Deed (at Seller’s sole cost) as described in Section 7A.

B.	Deliver to the title company evidence satisfactory to it of Seller’s authority to execute and deliver the documents necessary or advisable to consummate the transaction contemplated hereby.

C.
Execute such other documents, resolutions, or instruments as may reasonably be required by Buyer or the title company or required by this Agreement to effectuate the agreement memorialized herein, including without limitation a statement that the representations in Section 13 remain true and accurate as of Closing.

9.	BUYER’S OBLIGATIONS AT CLOSING

Contemporaneously with the performance by Seller of its obligations set forth in Section 8 above, Buyer shall at Closing do the following:

A.	Pay the Purchase Price, subject to adjustments provided for herein.

B.
Execute and/or deliver any such other documents, resolutions, or instruments reasonably required by Seller or the title company or required by this Agreement to effectuate the agreement memorialized herein.

10.CONDITIONS TO BUYER’S OBLIGATIONS AT CLOSING

Buyer’s obligation to perform under this Agreement is contingent upon the following:

A.	Seller’s representation and warranties contained herein shall be true and correct as of the date of Closing; and

B.
Seller shall have made reasonable efforts to remove the property, equipment, and machinery from the Property in accordance with the estimated timeline of work and property removal (“Timeline”), attached and incorporated hereto as Exhibit C. Seller shall take reasonable measures to prevent damage to the Property while removing property therefrom. Should substantial damage to the Property occur during Seller’s removal of property, equipment, or machinery, which renders an area of the Property unusable for Buyer’s operations, Seller shall return the effected Property to usable condition within thirty (30) days of damage occurrence. The foregoing obligation to repair Property to usable condition shall apply only to damage that occurs following Closing.

a.
For clarity, Seller shall have additional time following Closing to continue its work removing all property, equipment, and machinery from the Property, as reflected in the Timeline. However, the anticipated work and corresponding dates as found within the Timeline are in addition to all other obligations or responsibilities of Seller as set forth in this Agreement. Timeline does not release Seller of any other obligations or responsibilities as contained within this Agreement. Should Seller’s property, equipment, or machinery not be completely removed from the Property, and the Property left in usable condition, by December 22, 2017 or as reasonably possible thereafter (but in no event greater than thirty (30) days following the estimated removal date of December 22, 2017), Buyer may take any means it deems reasonably necessary to remove and dispose of all remaining property, equipment, and machinery from the Property at the sole expense of Seller. The Parties agree and understand that the Property must be free and clear of all property, equipment, and machinery by the estimated date of December 22, 2017 to allow Buyer to fully conduct its business operations.

11.FAILURE OF PERFORMANCE

A.	If for any reason other than the failure or fault of Buyer to proceed with the Closing, Seller fails, neglects or refuses to perform this Agreement, the Buyer may seek specific performance or pursue an action for damages. If for any reason other than the failure or fault of Seller to proceed with the Closing or for unsatisfactory environmental or other inspections as contemplated above, Buyer fails, neglects or refuses to perform this Agreement, the Seller may retain the Earnest Money Deposit as liquidated damages. Should legal action be required in any dispute arising from this Agreement, the prevailing party shall be entitled to recover of its attorneys’ fees and all costs associated with the same.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPAL OR THEORY.

12.NOTICES

A.
Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and may be given by certified mail, or overnight receipt delivery service, and shall be deemed to have been given and received when a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail; and, if given otherwise than by certified mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties hereto at the following addresses:

FOR SELLER:        Commercial Vehicle Group
Attn: General Counsel
7800 Walton Parkway
New Albany, OH 43054

FOR BUYER:            Warren Distribution, Inc.
Attn: General Counsel
950 S. 10th St., Suite 300
Omaha, Nebraska 68108

13.SELLER’S REPRESENTATIONS AND WARRANTIES
As a material inducement to the execution and delivery of this Agreement by Buyer and the performance by Buyer of its duties and obligations hereunder, Seller does hereby warrant and represent to Buyer as follows as of the Effective Date of this Agreement. The term “Knowledge” as used in this section shall mean knowledge based on Seller’s actual knowledge as of the Effective Date of this Agreement without the need for diligent inquiry or investigation.

A.
Information. To Seller’s Knowledge, Seller has provided Buyer with any and all information in Seller’s possession or control relating to operating, maintenance, repair, zoning, platting, engineering, soil tests, water tests, environmental tests, construction, and the like regarding the Property.

B.
Legal Compliance. Except as disclosed to Buyer, Seller has no Knowledge of any past or continuing violation or alleged violation of any legal requirement affecting the Property; including, without limitation, any past or continuing violation or alleged violation of any local, state or federal environmental, zoning, subdivision, fire or other law, ordinance, code, regulation, rule or order. In addition to the foregoing, the Seller has no Knowledge that the Property fails to comply with any applicable building and zoning codes or any other laws, statutes, codes ordinances, rules and regulations relating to the environment, except as otherwise disclosed to Buyer.

C.	Litigation. Seller has no Knowledge of any pending or threatened claims, actions, suits, litigation or governmental proceeding affecting the Property.

D.	Governmental Actions. Seller has no Knowledge of any threatened or pending condemnation or eminent domain proceeding, special assessment, rezoning or moratorium affecting the Property.

E.
Due Authorization. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The individual executing this Agreement on behalf of Seller has the authority to bind Seller to the terms and conditions of this Agreement.

F.
BUYER HEREBY ACKNOWLEDGES THAT AS OF CLOSING, BUYER WILL HAVE THOROUGHLY INSPECTED THE PHYSICAL CONDITION OF THE PROPERTY AND THE STATUS OF TITLE TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY BY BUYER AND THAT BUYER IS PURCHASING AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS-IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS.

14.	SELLER’S COVENANTS PRIOR TO CLOSING

A.
Relayed Information. Any time prior to closing, if Seller receives any notice, knowledge or information relating to the leasing, operating, maintenance, repair, zoning, platting, engineering, soil tests, water tests, environmental tests, construction, and the like regarding the Property, other than as previously disclosed by Seller to Buyer, Seller agrees to provide to Buyer all such information immediately upon receipt of same.

B.
Environmental Matters. Any time prior to Closing, if Seller receives notice, knowledge or information as to the presence, alleged presence, release or threatened release of Hazardous Materials (as defined below) on or about the Property other than as previously disclosed by Seller to Buyer, Seller agrees to provide to Buyer all information and data as to such Hazardous Materials immediately upon receipt of same. “Hazardous Materials” includes oil and petroleum products, asbestos, polychlorinated biphenyl, radon and urea formaldehyde, and any other materials classified as hazardous or toxic or as pollutants or contaminants under any environmental law.

C.
OG Lease and Rights. Seller has informed Buyer that Seller has entered into the OG Lease relating to the Property. Seller agrees that Seller shall not amend the OG Lease granting any surface rights on the Property to Gulfport Energy Corporation without the express written consent of Buyer or its successors or assigns, which may be withheld in Buyer’s reasonable discretion.

15.    MISCELLANEOUS PROVISIONS

A.
Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term or provision to persons or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

B.
Entire Agreement. This writing contains the entire agreement between the parties hereto, and no agent, representative, salesperson or officer of Buyer hereto have authority to make or has made any statement, agreement or representation, whether oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. No modification of this Agreement shall be binding unless such modification shall be in writing and signed by the parties hereto.

C.	Governing Law. This agreement shall be construed in accordance with the laws of the State of Ohio.

D.	Binding Effect. This agreement shall be binding upon, and inure to the benefit of the parties hereto and their successors and assigns.

E.
Superseding Effect of this Agreement. The Buyer and Seller hereby agree that this Agreement supersedes all prior agreements of the parties. To the extent that any conflict exists between the Letter of Intent and this Agreement, the language of this Agreement shall prevail.

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This Agreement shall be effective on the date of last signature, set forth below (“Effective Date”).

BUYER

WARREN DISTRIBUTION, INC.

By: /s/ Rebecca Fox_____________

Its: _SVP & General Counsel_____________

Date: July 24, 2017

SELLER

MAYFLOWER VEHICLE SYSTEMS, LLC

By: /s/ Patrick Miller___________

Its: President

Date: July 21, 2017